EXHIBIT 99.1

Garrett Motion Declares Cash Dividend on Series A Preferred Stock

ROLLE, Switzerland, September 8, 2022 – Garrett Motion Inc. (Nasdaq: GTX, GTXAP), a leading differentiated automotive technology provider, today announced that the third quarter dividend for the Series A 11% PIK Preferred Stock will be made in cash and is in lieu of allowing the third quarter dividend to accrete. On September 8, 2022, the Disinterested Directors Committee of the Board of Directors of Garrett declared a quarterly cash dividend of $0.17 per share, which will be paid on October 3, 2022 to holders of record as of the close of business on September 23, 2022.

“Consistently generating cash even in a volatile market, has allowed Garrett to significantly deleverage as we continue to make progress toward a full capital structure normalization,” said Olivier Rabiller, Garrett President and CEO. “Now that we have fully repaid the Series B preferred stock, we are going to use cash generated by the business to pay the third quarter Series A dividend and reduce the impact of compounding interest, as well as future dilution at conversion.”

About Garrett Motion Inc.

Garrett Motion is a differentiated technology leader, serving customers worldwide for more than 65 years with passenger vehicle, commercial vehicle, aftermarket replacement and performance enhancement solutions. Garrett’s cutting-edge technology enables vehicles to become cleaner, more efficient and connected. Our portfolio of turbocharging, electric boosting and automotive software solutions empowers the transportation industry to redefine and further advance motion. For more information, please visit www.garrettmotion.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements including, without limitation, our statements regarding our capital structure. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of Garrett to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to those described in our annual report on Form 10-K for the year ended December 31, 2021 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, as well as our other filings with the Securities and Exchange Commission, under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements.

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Contacts:
Media	Investor Relations
Christophe Mathy	Paul Blalock
+41 786 43 71 94	+1 862 812-5013
christophe.mathy@garrettmotion.com	paul.blalock@garrettmotion.com